UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 31, 2018

MSCI Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33812	13-4038723
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7 World Trade Center, 250 Greenwich St., 49th Floor, New York, NY 10007

(Address of principal executive offices) (Zip Code)

(212) 804-3900

(Registrant’s telephone number, including area code)

NOT APPLICABLE

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On July 31, 2018, the Board of Directors of MSCI Inc. (the “Company”) appointed Jennifer Mak, the Company’s current Global Controller and Head of Finance Operations, to also serve as, and assume the duties of, its Principal Accounting Officer, effective August 13, 2018. Richard J. Napolitano, the Company’s current Principal Accounting Officer, has been named Head of Business Finance for the Company.

Ms. Mak, age 44, joined the Company on July 9, 2018 and has served as the Company’s Global Controller and Head of Finance Operations since that time. Previously, Ms. Mak served at Honeywell International Inc. (“Honeywell”), as Vice President and Controller from April 2016 to June 2018, and as Controller of the Performance Materials and Technologies segment from April 2014 to April 2016. She joined Honeywell in 2010 and served as Assistant Controller of Honeywell from 2011. Ms. Mak earned her Bachelor of Science degree in Accountancy from the University of Illinois at Urbana-Champaign, IL.

There were no new compensatory arrangements or modifications to existing compensatory arrangements entered into with Ms. Mak in connection with her appointment as the Company’s Principal Accounting Officer, including no modifications to the employment offer letter (the “Offer Letter”) entered into with Ms. Mak in connection with the commencement of her employment with the Company on July 9, 2018 as the Company’s Global Controller and Head of Finance Operations.

Pursuant to the Offer Letter, in order to compensate Ms. Mak for incentive awards that she forfeited at Honeywell as a result of her resignation, Ms. Mak (i) is entitled to receive a one-time sign-on cash bonus of $700,000 (the “Sign-on Cash Bonus”), which is payable in three installments (or, if earlier, upon an involuntary termination of her employment following a change in control): (1) $175,000, which will be paid within 30 days of her date of hire, (2) $175,000 to be paid on February 15, 2019 and (3) $350,000 to be paid on July 15, 2019, in each case, subject to repayment if Ms. Mak voluntarily resigns or her employment is terminated for cause prior to the first anniversary of the applicable payment date, and (ii) was granted a one-time sign-on award of 6,002 restricted stock units (the “Sign-on RSU Award”) under the MSCI Inc. 2016 Omnibus Incentive Plan (the “Omnibus Plan”). Ms. Mak’s Sign-on RSU Award will vest in full on the third anniversary of the grant date.

In addition, pursuant to the Offer Letter, Ms. Mak receives an annual base salary, and will also be eligible to receive an annual cash bonus award under the MSCI Inc. Annual Incentive Plan and an annual long-term incentive award under the Omnibus Plan as will be determined by the Company’s Compensation & Talent Management Committee of the Board of Directors as part of its annual executive compensation review process. Ms. Mak’s base salary, target annual cash bonus opportunity and target annual long-term incentive award opportunity set forth in the Offer Letter were determined based on a review of external compensation data, internal pay equity considerations and Ms. Mak’s historical compensation with her previous employer.

Ms. Mak will also continue to be eligible to participate in the Company’s benefit plans available to all U.S.-based employees, as well as a Company change in control severance plan, which provides for the payment of severance pay and benefits upon a qualifying termination of employment following a change in control.

The selection of Ms. Mak to serve as the Company’s Principal Accounting Officer was not made pursuant to any arrangement or understanding with respect to any other person. In addition, there are no family relationships between Ms. Mak and any director or other executive officer of the Company, and there are no related persons transactions (within the meaning of Item 404(a) of Regulation S-K) involving Ms. Mak and the Company and/or its subsidiaries.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MSCI Inc.

Date: August 3, 2018	By:	/s/ Henry A. Fernandez
	Name:	Henry A. Fernandez
	Title:	Chairman and Chief Executive Officer